                                                                    EXHIBIT 4(c)

                                  $60,000,000
                               CREDIT AGREEMENT

                                    between

                        ZENITH ELECTRONICS CORPORATION,
                                 as Borrower,

                                      and

                              LG ELECTRONICS INC,
                                   as Lender

                               November 9, 1999

                                     Index

                                                                            Page
                                                                            ----
ARTICLE 1    DEFINITIONS ....................................................  2

ARTICLE 2    THE LOANS ......................................................  2
Section 2.1  Extension of Credit and Other Provisions .......................  2
Section 2.2  Manner of Borrowing and Disbursement of Loans ..................  3
Section 2.3  Interest .......................................................  3
Section 2.4  Optional Prepayment ............................................  4
Section 2.5  Repayment; Mandatory Prepayments and Reduction of Commitment ...  4
Section 2.6  Manner of Payment ..............................................  6
Section 2.7  Taxes ..........................................................  6
Section 2.8  Application of Payments ........................................  8

ARTICLE 3    CONDITIONS PRECEDENT ...........................................  9
Section 3.1  Conditions Precedent to Initial Advance ........................  9
Section 3.2  Conditions Precedent to Each Advance ........................... 10

ARTICLE 4    REPRESENTATIONS AND WARRANTIES ................................. 11
Section 4.1  General Representations and Warranties ......................... 11
Section 4.2  Survival of Representations and Warranties, etc. ............... 15

ARTICLE 5    GENERAL COVENANTS .............................................. 15
Section 5.1  Preservation of Existence and Similar Matters .................. 15
Section 5.2  Insurance ...................................................... 15
Section 5.3  Lien Perfection ................................................ 16
Section 5.4  Location of Collateral ......................................... 16
Section 5.5  Protection of Collateral ....................................... 16
Section 5.6  Further Assurances ............................................. 17
Section 5.7  Broker's Claims ................................................ 17
Section 5.8  Indemnity ...................................................... 17
Section 5.9  Covenants Under Citicorp Credit Agreement ...................... 17
Section 5.10 Subsidiary Guaranty; Subsidiary Security Agreement and Pledge
             Agreement ...................................................... 18
Section 5.11 Payment of Taxes and Claims .................................... 18

ARTICLE 6    INFORMATION COVENANTS .......................................... 19
Section 6.1  Financial Statements and Information ........................... 19
Section 6.2  Performance Certificates ....................................... 19
Section 6.3  Access to Accountants .......................................... 20
Section 6.4  Additional Reports ............................................. 20
Section 6.5  Notice of Other Matters ........................................ 20

ARTICLE 7    NEGATIVE COVENANTS ............................................. 20
Section 7.1  Restricted Subordinated Payments ............................... 21
Section 7.2  Minimum EBITDA ................................................. 21

ARTICLE 8    DEFAULT ........................................................ 22
Section 8.1  Events of Default .............................................. 22
Section 8.2  Remedies ....................................................... 24

ARTICLE 9    MISCELLANEOUS .................................................. 24
Section 9.1  Notices ........................................................ 24
Section 9.2  Expenses ....................................................... 26
Section 9.3  Waivers ........................................................ 27
Section 9.4  Assignment ..................................................... 27
Section 9.5  Counterparts ................................................... 28
Section 9.6  Governing Law .................................................. 28
Section 9.7  Severability ................................................... 28
Section 9.8  Headings ....................................................... 28
Section 9.9  Entire Agreement ............................................... 28
Section 9.10 Amendments and Waivers ......................................... 28
Section 9.11 Other Relationships ............................................ 28
Section 9.12 Successors and Assigns ......................................... 28
Section 9.13 Subordination Agreement ........................................ 29
Section 9.14 Waiver of Jury Trial ........................................... 29

                             ANNEXES AND EXHIBITS
                             --------------------

Annex A   - Definitions
Exhibit A - Form of Note
Exhibit B - Form of Pledge Agreement
Exhibit C - Form of Security Agreement
Exhibit D - Form of Subsidiary Guaranty
Exhibit E - Form of Subsidiary Security Agreement

                                   SCHEDULES
                                   ---------

Schedule A        - HDTV Patents
Schedule P-1      - Existing Liens
Schedule 4.1(g)   - Intellectual Property
Schedule 4.1(k)   - Insurance
Schedule 4.1(l)-1 - Leased Real Property
Schedule 4.1(l)-2 - Owned Real Property
Schedule 5.4      - Location of Collateral

     This Credit Agreement, dated as of November 9, 1999 (as amended, supplemented or modified from time to time, the "Agreement") is entered into
                                                 ---------
between Zenith Electronics Corporation, a Delaware corporation (the "Borrower"),
                                                                     --------
and LG Electronics Inc., a corporation organized under the laws of the Republic of Korea ("LGE").
           ---

                             W I T N E S S E T H:
                             - - - - - - - - - -

          Whereas, Borrower is a party to a certain Credit Agreement, dated as of November 9, 1999, as amended, modified or supplemented from time to time, with Citicorp North America, Inc., as agent, and the various lenders and issuing banks party thereto (the "Citicorp Credit Agreement").
                          -------------------------

          WHEREAS, the obligations of the Borrower under the Citicorp Credit Agreement is secured by a lien on and security interest in, substantially all property of the Borrower, whether now owned or hereafter acquired, as more fully set forth in the Citicorp Credit Agreement and the related Citicorp Loan Documents.

          WHEREAS, the Borrower has requested LGE to advance loans from time to time in an aggregate amount not exceeding $60,000,000, and LGE has agreed to make loans to the Borrower in an aggregate amount not exceeding $60,000,000.

          WHEREAS, it is a condition to such borrowing that the Borrower secure its obligations under the Loan Documents to LGE by a lien on and security interest in, certain of the property of the Borrower, whether now owned or hereafter acquired.

          WHEREAS, it is a condition to such borrowing that the Borrower's Material Subsidiaries guarantee the Borrower's obligations under the Loan Documents to LGE, and secure such obligations by a lien on and security interest in, certain of their respective property, whether now owned or hereafter acquired.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Borrower and LGE agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

     Capitalized terms used without definition shall have the respective meanings specified in Annex A hereto.

     Each definition of a Loan Document in Annex A shall include such instrument or agreement as modified, amended, or supplemented from time to time with, if required, the prior written consent of LGE, and except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns.

          An Event of Default shall "exist", "continue" or be "continuing" until such Event of Default has been waived in writing in accordance with Section 9.10 hereof. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

          All terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower on a consolidated basis with its Subsidiaries.

                                   ARTICLE 2

                                   THE LOANS
                                   ---------

     Section 2.1    Extension of Credit and Other Provisions.
                    ----------------------------------------

     (a) Extension of Credit. Subject to the terms and conditions of and the
         -------------------
applicable laws and regulations of Korea, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, LGE has agreed to extend credit in an aggregate principal amount not to exceed SIXTY MILLION DOLLARS ($60,000,000) to the Borrower, as hereinafter provided.

     (b) The Loans. LGE agrees upon the terms and subject to the conditions of
         ---------
this Agreement, to lend to the Borrower, prior to the Commitment Termination Date (or such later date as may be agreed to by LGE in its sole discretion), an aggregate amount up to the

Commitment. Subject to the terms and conditions hereof, Advances under the Commitment may be repaid, but not reborrowed.

     (c) Note. The Loans shall be repayable in accordance with the terms and
         ----
provisions set forth herein, and shall be evidenced by the Note. The Note shall be issued by the Borrower to LGE in the aggregate amount of the Commitment and shall be duly executed and delivered by Authorized Signatories.

     (d) Account. LGE may maintain a record of the amount of each Advance and
         -------
the accrued interest thereon. The records of LGE with respect to such Advances and interest shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

     (e) Use of Proceeds. The proceeds of the Loans shall be used by the
         ---------------
Borrower for general corporate and working capital purposes and for capital expenditures.

     Section 2.2    Manner of Borrowing and Disbursement of Loans.
                    ---------------------------------------------

     (a) Manner of Borrowing. The Borrower shall request an Advance hereunder in
         -------------------
writing by 12:00 noon (Chicago time) at least ten Business Days prior to the requested funding date in an amount not exceeding the Available Commitment. Each Advance shall be in a principal amount of no less that $5,000,000 and in an integral multiple of $1,000,000 in excess thereof.

     (b) Disbursement. Prior to 3:00 p.m. (Chicago time) on the date of an
         ------------
Advance hereunder, LGE shall, subject to the satisfaction of the conditions set forth in Article 3 hereof, disburse the amounts of the requested Advance in Dollars by transferring the amounts so made available by deposit into the Borrower's account maintained with Bank One, ABA #: 071000013, A/C #: 55-44625,
Reference: Zenith Electronics Corporation Loan, or by wire transfer pursuant to the Borrower's instructions.

     Section 2.3    Interest.
                    --------

     (a) On Loans. Subject to Section 2.3(b) hereof, interest on each Advance
         --------
shall be computed for the actual number of days elapsed on the basis of a hypothetical year of 360 days and shall be payable in arrears on the first day of each March, June, September and December after the Agreement Date. Interest on Advances then outstanding shall also be due and payable on the Termination Date. Interest shall accrue and be payable on each Advance at the simple per annum interest rate equal to the sum of (i) the LIBOR Rate and (ii) the Interest Rate Margin.

     (b) Upon Default. Upon the occurrence of an Event of Default and at the
         ------------
election of LGE, interest on the outstanding Obligations shall accrue at the Default Rate from the date of such Event of Default. Interest accruing at the Default Rate shall be payable on demand and in any event on the Termination Date and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default, (ii)
                      -                                              --
agreement by LGE to rescind the charging of interest at the Default Rate, or
(iii) payment in full of the Obligations. LGE shall not be required to (i)
 ---
accelerate the maturity of the Loans, (ii) terminate the Commitment, or (iii)
                                       --                                ---
exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

     (c) Computation of Interest. In computing interest on any Advance, the date
         -----------------------
of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is
          --------  -------
made, one (1) day's interest shall be due with respect to such Advance.

     (d) Maximum Rate of Interest. In no contingency or event whatsoever shall
         ------------------------
the aggregate of all amounts deemed interest on the Loans and charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable thereto. In the event that such a court determines that LGE has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and LGE shall promptly refund to the Borrower any interest received by it in excess of the maximum lawful rate or, if so requested by the Borrower, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that LGE not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

     Section 2.4    Optional Prepayment.
                    -------------------

     (a) Optional Prepayment. The principal amount of any Advance may be prepaid
         -------------------
in full or in part at any time upon written notice to LGE not later than 11:00 a.m. (Chicago time) at least two Business Days prior to the date of such prepayment, without penalty.

     Section 2.5    Repayment; Mandatory Prepayments and Reduction of
                    -------------------------------------------------
                    Commitment.
                    ----------

     (a) Termination Date. The principal balance of all Loans then outstanding
         ----------------
shall be due and payable in full on the Termination Date and as may be required below.

     (b) Mandatory Prepayments.
         ---------------------

          (i)  Asset Disposition. If, (A) after the date of this Agreement, the
               -----------------       -
     Borrower sells, disposes or otherwise transfers any or all of the Specified Assets (other than a license of HDTV Patents in the ordinary course of business of the Borrower) or (B) after the date the Obligations (as defined
                                   -
     in the Citicorp Credit Agreement) due and owing are paid in full and the obligation of the banks thereunder to lend is terminated, the Borrower or any of its Subsidiaries sells, disposes or otherwise transfers any or all of its assets (other than the PIK Specified Assets), then within two Business Days of the receipt of the proceeds of such asset disposition, the Borrower shall prepay principal of the Loans in an amount equal to the net proceeds of such asset disposition, together with interest accrued thereon. Promptly upon entering into a definitive agreement to dispose of any or all of the Specified Assets or any other assets (other than the PIK Specified Assets), the Borrower will give LGE written notice of (i) the Specified
                                                            -
     Assets or the other assets to be sold, (ii) the anticipated amount of the
                                             --
     proceeds of such disposition and (ii) the date or anticipated date, as the
                                       --
     case may be, of such disposition. Upon the date of such asset disposition, the Borrower will give LGE notice of (i) the Specified Assets or the other
                                           -
     assets sold (other than the PIK Specified Assets), (ii) the amount of the
                                                         --
     proceeds of such asset disposition, (iii) the date of such asset
                                          ---
     disposition, (iv) the aggregate amount of the Loans to be prepaid, (v) the
                   --
     aggregate amount of interest to be paid, and (vi) the date of such
                                                   --
     prepayment.

          (ii) Excess Cash. To the extent permitted pursuant to the Citicorp
               -----------
     Credit Agreement (without giving effect hereafter to changes in such Citicorp Credit Agreement not consented to in writing by LGE for the purposes of this Agreement), on the earlier of the date which is ten days after (i) the date on which the Borrower's annual audited financial
            -
     statements for the immediately preceding fiscal year of the Borrower are delivered pursuant to Section 6.1 hereof or (ii) the date on which such
                                                  --
     annual audited financial statements were required to be delivered pursuant to Section 6.1 hereof, the Borrower shall prepay the aggregate amount of the Loans in an amount equal to 100% of aggregate Excess Cash Residual of the Borrower and its Subsidiaries for the immediately preceding fiscal year of the Borrower, together with interest thereto to the date of payment. Each such prepayment shall be accompanied by a certificate signed by the Borrower's chief financial officer certifying the manner in which Excess Cash Residual and the resulting prepayment were calculated.

Nothing in this Section shall authorize the Borrower to sell any assets except as expressly permitted by this Agreement.

     (c) Reduction of Commitment. The Commitment shall be reduced by the
         -----------------------
aggregate amount of all net proceeds of any sale, transfer or other disposition of Specified Assets that are not used to prepay the Loans.

     Section 2.6    Manner of Payment.
                    -----------------

     (a)  When Payments Due.
          -----------------

          (i) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to LGE under this Agreement, the Note, or the other Loan Documents shall be made not later than 3:00 p.m. (Chicago time) on the date specified for payment under this Agreement or any other Loan Document to LGE at the account of LGE (account no. YCD 001) with the Hanvit Bank, Twin Towers Branch Yoido, Seoul, Korea or at such other place and/or to such other account as LGE may notify the Borrower, in Dollars in immediately available funds.

          (ii) If any payment under this Agreement or the Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

     Section 2.7    Taxes.
                    -----

     (a)  No Deduction.
          ------------

          (i)   Payments Free and Clear of Withholding. The Borrower covenants
                --------------------------------------
     and agrees that any and all payments to be made by the Borrower hereunder, and under the Note and the other Loan Documents shall be made free and clear of and without any deduction or withholding for any present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority in the Republic of Korea or any other country (other than the United States of America), or any political subdivision or taxing authority or agency therein or thereof (all such taxes, deductions, withholding or other amounts hereinafter referred to as "Taxes") or any Other Taxes (as defined below). If the Borrower shall be
      -----
     required by law to make any such deduction or withholding from any payment hereunder:

          (x) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional Taxes or Other Taxes (as defined below) payable hereunder) LGE receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

          (y) the Borrower shall make such deductions or withholdings; and

          (z) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

     (b)  Other Taxes. In addition, the Borrower agrees to pay any present or
          -----------
future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed, levied or assessed by any taxation authority of any country (including, without limitation, the United States of America) or any political subdivision or taxing authority or agency therein or thereof which arise from any payment made hereunder (hereinafter referred to as "Other
                                                                   -----
Taxes").
-----

     (c)  Tax Indemnity. The Borrower will indemnify and hold harmless LGE for
          -------------
the full amount of the Taxes or Other Taxes (including without limitation any Taxes or Other Taxes imposed by any jurisdiction on amounts payable hereunder paid by LGE), or any liability (including penalties, interest and expenses) or claim arising therefrom or with respect thereto. All payments for indemnification claims shall be made within 30 days from the date LGE makes written demand therefor.

     (d)  Evidence of Payment of Taxes. Within 30 days after the date of any
          ----------------------------
payment of Taxes the Borrower will furnish to LGE the original or a certified copy of a receipt evidencing payment thereof.

     (e)  U.S. Tax Payments. The Borrower covenants and agrees as follows:
          -----------------

          (i) if the Borrower shall be required by law to make any deduction or withholding for any present or future taxes (other than Other Taxes), levies, imposts, duties, fees, deductions, charges or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority in the United States of America, or any political subdivision or taxing authority or agency therein or thereof (all such taxes, deductions, withholdings or other amounts hereinafter referred to as "U.S. Taxes") from any
                                                          ----------
payment hereunder or under the Note or other Loan Documents, the Borrower shall make the deductions and withholdings described above in this clause (i) and shall pay the full amount deducted or withheld to the relevant taxation authority or other authority of the United States of America on time and in accordance with applicable law; and

          (ii) within thirty (30) days after the date of any payment of U.S. Taxes, the Borrower shall furnish to LGE the original or a certified copy of a document evidencing payment thereof if a form acceptable to the relevant taxation authority in the Republic of Korea.

     (f)  Notification of Entitlement. If LGE is entitled to receive payments
          ---------------------------
hereunder or under the Note or other Loan Documents exempt from any United States withholding taxes or subject to such withholding taxes at a reduced rate, LGE shall notify the Borrower of such event and LGE shall deliver to the Borrower two duly completed copies of the applicable United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that LGE is entitled to receive payments hereunder and under the Note and other Loan Documents exempt from any United States withholding taxes or subject to such withholding taxes at a reduced rate.

     Section 2.8    Application of Payments.
                    -----------------------

     (a)  Payments Prior to Acceleration. Prior to the acceleration of the
          ------------------------------
Obligations under Section 8.2 hereof, if some but less than all amounts due from the Borrower are received by LGE, LGE shall distribute such amounts in the following order of priority:

          FIRST, to the payment of all interest due and owing on the Loans
          -----

          SECOND, to the payment of principal then due and payable on the Loans;
          ------

          THIRD, to the payment of any fees then due and payable to LGE
          -----
     hereunder or under any other Loan Document;

          FOURTH, to the payment of all other Obligations not otherwise referred
          ------
     to in this Section 2.8(a) then due and payable hereunder or under the other Loan Documents; and

          FIFTH, to the costs and expenses (including attorneys' fees and
          -----
     expenses), if any, incurred by LGE in the collection of such amounts under this Agreement or any of the other Loan Documents.

     (b)  Payments Subsequent to Acceleration. Subsequent to the acceleration of
          -----------------------------------
the Obligations under Section 8.2 hereof, payments and prepayments with respect to the Obligations made to LGE or otherwise received by LGE (from realization on Collateral or otherwise) shall be distributed in the following order of priority:

          FIRST, to the reasonable costs and expenses (including reasonable
          -----
     attorneys' fees and expenses), if any, incurred by the LGE in the collection of such amounts under this Agreement or of the Loan Documents, including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral;

          SECOND, to any fees then due and payable to LGE under this Agreement
          ------
     or any other Loan Document;

          THIRD, to the payment of interest then due and payable on the Loans;
          -----

          FOURTH, to the payment of principal of the Loans then outstanding;
          ------

          FIFTH, to any other Obligations not otherwise referred to in this
          -----
     Section 2.8(b); and

          SIXTH, upon satisfaction in full of all Obligations, to the Borrower
          -----
     or to any other Person legally entitled thereto.

                                   ARTICLE 3

                             CONDITIONS PRECEDENT
                             --------------------

     Section 3.1    Conditions Precedent to Initial Advance. The obligations of
                    ---------------------------------------
LGE to undertake the Commitment and to make the initial Advance hereunder are subject to the prior fulfillment of each of the following conditions:

     (a) LGE shall have received each of the following, in form and substance satisfactory to LGE:

          (i)   This duly executed Agreement;

          (ii) A duly executed Note to the order of LGE in the amount of the Commitment;

          (iii) The Security Agreement, Pledge Agreement, Intellectual Property Security Agreements, Mortgage, Subsidiary Guaranty, and Subsidiary Security Agreement, duly executed by the parties thereto;

          (iv) A Secretary's Certificate from the Borrower and each of its Material Subsidiaries party to a Loan Document, attaching hereto: (A) a
                                                                        -
     certificate of incumbency with respect to the respective officers of the Borrower or such Subsidiary, as the case may be, (B) a true, complete and
                                                       -
     correct copy of the By-Laws of the Borrower or such Subsidiary, as the case may be, and (C) a true, complete and correct copy of the resolutions of the
                  -
     Borrower or such Subsidiary, as the case may be, authorizing the borrowing hereunder and the execution, delivery and performance if the Loan Documents.

          (v) A copy of the Certificate of Incorporation of the Borrower and each of its Material Subsidiaries that are party to a Loan Document certified by the Secretary of State of the its state of incorporation.

          (vi) Certificates of good standing from each jurisdiction in which the Borrower is required to be registered to do business.

          (vii) Evidence of the perfection and priority of the Liens granted by the Borrower and its Material Subsidiaries party to a Loan Documents; and

          (viii) Such other documents and evidence as LGE may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested;

     (b) All of the representations and warranties of the Borrower and its Subsidiaries in this Agreement and the other Loan Documents shall be true and correct in all material respects, both before and after giving effect to the application of the proceeds of the initial Advance; and

     (c) All of the conditions to the closing under the Restructuring Agreement shall have been satisfied or waived with the consent of the LGE.

     Section 3.2    Conditions Precedent to Each Advance. The obligation of LGE
                    ------------------------------------
to make each Advance, including the initial Advance, remains subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the making of such Advance:

     (a) All of the representations and warranties of the Borrower under this Agreement, which, pursuant to Section 4.2 hereof, are made at and as of the time of the making of such Advance, shall be true and correct in all material respects at such time, both before and after giving effect to the application of the proceeds of the Advance;

     (b) The amount of the Advance requested shall not exceed the amount of the Available Commitment;

     (c) The Borrower shall have satisfied the conditions to borrowing set forth in Section 3.2 of the Citicorp Credit Agreement (other than Section 3.2(c)), or if such conditions are not met, the banks under the Citicorp Credit Agreement are continuing to permit the Borrower to borrow revolving loans under such facility and are continuing to issue letters of credit thereunder; and

     (d) (i) There shall not exist on the date of making such Advance and after giving effect thereto, a Default or an Event of Default specified in Section 8.1(a), (b), (d), (e), (f), (j) or (k), and (ii) the Borrower shall be in compliance with the Section 7.2.

                                   ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     Section 4.1    General Representations and Warranties. In order to induce
                    --------------------------------------
LGE to enter into this Agreement and to extend the Loans to the Borrower, the Borrower hereby agrees, represents, and warrants that:

     (a)  Organization; Power; Qualification. Each of the Borrower and the
          ----------------------------------
Borrower's Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of their respective states of incorporation, has the corporate power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and is duly qualified and is in good standing as a foreign corporation, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

     (b)  Authorization; Enforceability. The Borrower and each of the Borrower's
          -----------------------------
Material Subsidiaries has the power and has taken all necessary corporate action to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Loan Documents to which the Borrower is a party has been duly executed and delivered by the Borrower, and is, and each of the other Loan Documents to which the Borrower is a party is, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

     (c)  Compliance with laws, etc., of Agreement, Other Loan Documents, and
          -------------------------------------------------------------------
Contemplated Transactions. The execution, delivery, and performance of this
-------------------------
Agreement and each of the other Loan Documents in accordance with the terms thereof and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result
                     -                               --
in a breach of, or constitute a default under the certificate of incorporation or by-laws of the Borrower or any Material Subsidiary or under any indenture, agreement, or other instrument to which the Borrower or any Material Subsidiary is a party or by which the Borrower or any Material Subsidiary or any of their respective properties may be bound, or (iii) result in or require the creation
                                        ---
or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any Material Subsidiary except Permitted Liens.

     (d)  Necessary Authorizations. The Borrower and each Material Subsidiary
          ------------------------
have obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. None of said Necessary Authorizations is the subject of any pending or, to the best of the Borrower's knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization. Neither the Borrower nor any Material Subsidiary is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance, in accordance with the terms of this Agreement or any other Loan Document, and the borrowing hereunder.

     (e)  Title to Properties. The Borrower and each of the Borrower's
          -------------------
Subsidiaries has good, marketable, and legal title to, or a valid leasehold interest in, all of its properties and assets, and none of such properties or assets is subject to any Liens (other than Permitted Liens).

     (f)  No Adverse Change. Since August 31, 1999, there has occurred no event
          -----------------
(except as previously disclosed to LGE in writing) which could reasonably be expected to have a Materially Adverse Effect.

     (g)  Intellectual Property; Licenses. Borrower possesses adequate
          -------------------------------
Intellectual Property to continue to conduct its business as heretofore conducted by it, and all registered Intellectual Property existing on the date hereof, (together with in the case of patents and Trademarks, the date of issuance thereof), is listed on Schedule 4.1(g). With respect to Intellectual
                                ---------------
Property of the Borrower unless such Intellectual Property has become obsolete or is no longer used or useful in the conduct of the business of the Borrower:

          (i) it is valid and enforceable, is subsisting, and has not been adjudged invalid or unenforceable, in whole or in part;

          (ii) Borrower has made all necessary filings and recordations to protect its interest therein, including, without limitation, recordations of all of its interest in its Patent Property and Trademark Property in the United States Patent and Trademark Office and, to the extent necessary for the conduct of Borrower's business, in corresponding offices throughout the world;

          (iii)     Except as set forth on Schedule 4.1(g), Borrower is the
                                           ---------------
     exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property owned by it and no claim has been made that the use of any of its owned Intellectual Property does or may violate the asserted rights of any third party; and

          (iv) Borrower has performed, and Borrower will continue to perform, all acts, and Borrower has paid and will continue to pay, all required fees and taxes, to maintain each and every item of such Intellectual Property in full force and effect throughout the world, as applicable.


Borrower owns directly or is entitled to use, by license or otherwise, all patents, Trademarks, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, necessary for or of importance to the conduct of Borrower's business.

     (h)  Compliance with Law; Absence of Default. Each of the Borrower and the
          ---------------------------------------
Borrower's Subsidiaries is in material compliance with all Applicable Laws and with all of the provisions of its certificate of incorporation and by-laws, and no event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or
                                                               -
(ii) a default by the Borrower or any of the Borrower's Subsidiaries under any
 --
indenture, agreement, or other instrument, or any judgment, decree, or order to which the Borrower or any of the Borrower's Subsidiaries is a party or by which the Borrower or any of the Borrower's Subsidiaries or any of their respective properties may be bound

     (i)  Accuracy and Completeness of Information. All information, reports,
          ----------------------------------------
and other papers and data relating to the Borrower or any of the Borrower's Subsidiaries furnished to LGE were, at the time the same were so furnished, (i)
                                                                             -
to the extent prepared by third parties, to the best of Borrower's knowledge, and (ii) to the extent prepared by the Borrower, complete and correct in all
     --
material respects in light of all such information, reports and other papers and data taken as a whole at such time. No fact is currently known to the Borrower which has, or could reasonably be expected to have, a Materially Adverse Effect. With respect to projections, estimates and forecasts given to LGE, such projections, estimates and forecasts are based on the Borrower's good faith assessment of the future of the business at the time made.

     (j)  Compliance with Regulations T, U, and X. Neither the Borrower nor any
          ---------------------------------------
of the Borrower's Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and neither the Borrower nor any of the Borrower's Subsidiaries owns or presently intends to acquire, any "margin security" or "margin stock" as defined in Regulations T, U, and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulations T, U, and X. Neither the Borrower nor any bank acting on its behalf has taken or will take any action which might cause this Agreement or the Note to violate Regulation T, U, or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect. If so requested by LGE, the Borrower will furnish LGE with (i) a statement or statements in conformity with the
                  -
requirements of Federal Reserve Form U-1 or other applicable form referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its
                                             --
compliance with the margin regulations, including without limitation an opinion of counsel in form and substance satisfactory to LGE. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U, or X of said Board of Governors.

     (k)  Insurance. The Borrower and each of its Subsidiaries have insurance
          ---------
meeting the requirements of Section 5.2 hereof, and such insurance policies are in full force and effect. As of the Agreement Date, all insurance maintained by the Borrower is listed on Schedule 4.1(k) hereto.
                          ---------------

     (l)  Real Property. All real property leased by the Borrower or any
          -------------
Material Subsidiary as of the date hereof, and the name of the lessor of such real property, is set forth in Schedule 4.1(l)-1. The leases of Borrower or such
                               -----------------
Material Subsidiary are valid, enforceable and in full force and effect, and have not been materially modified or amended, except as otherwise set forth in
Schedule 4.1(l)-1. The Borrower or such Material Subsidiary is the sole holder
-----------------
of the lessee's interests under such leases, and has the right to pledge and assign the same except as qualified in Schedule 4.1(l)-1. Neither Borrower nor
                                       -----------------
such Material Subsidiary has made any pledge or assignment of any of it rights under such leases except as set forth in Schedule 4.1(l)-1 and, there is no
                                         -----------------
default or condition which, with the passage of time or the giving of notice, or both, would constitute a material default on the part of any party under such leases. All real property owned by the Borrower or any Material Subsidiary as of the Agreement Date is set forth in Schedule 4.1(l)-2. As of the Agreement Date,
                                   -----------------
the Borrower or such Material Subsidiary does not own or lease any real property other than as set forth on Schedule 4.1(l). The Borrower and each Material
                           ---------------
Subsidiary owns good and marketable fee simple title to all of its owned real property, and none of its respective owned real property is subject to any Liens, except Permitted Liens. Neither the Borrower nor such Material Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by it.

     (m)  Investment Company Act. Neither the Borrower nor any of the Borrower's
          ----------------------
Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower of this Agreement nor the issuance of the Note violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

     Section 4.2    Survival of Representations and Warranties, etc.  All
                    -----------------------------------------------
representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct in all material respects, at and as of the Agreement Date and the date of each Advance hereunder, except to the extent previously fulfilled in accordance with the terms hereof and to the extent subsequently inapplicable. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by LGE, any investigation or inquiry by LGE or the making of any Advance under this Agreement.

                                   ARTICLE 5

                               GENERAL COVENANTS
                               -----------------

     So long as the Commitment remains in effect and thereafter until payment in full of all of the Obligations then due and owing:

     Section 5.1    Preservation of Existence and Similar Matters. The Borrower
                    ---------------------------------------------
will, and will cause each of the Borrower's Subsidiaries (other than the Immaterial Subsidiaries) to:

          (i) preserve and maintain their respective existence, rights, franchises, licenses, and privileges in their respective jurisdiction of incorporation including, without limitation, all Necessary Authorizations material to its business; and

          (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of their respective properties or the nature of their respective business requires such qualification or authorization, provided, upon at least thirty (30) day's prior written notice to LGE, any
--------
Subsidiary of the Borrower may be merged into or consolidated with another Wholly-Owned Subsidiary of the Borrower, provided, that if any Material
                                         --------
Subsidiary is a party to such merger or consolidation, the surviving entity is a Material Subsidiary.

     Section 5.2    Insurance. The Borrower will maintain and will cause each of
                    ---------
the Borrower's Subsidiaries to maintain insurance including, but not limited to, public liability, product and manufacturer's liability, business interruption and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Borrower from responsible companies having and maintaining an A.M. Best rating of "A minus" or better and being in a size category of VI or larger or otherwise acceptable to LGE. In addition to the foregoing, the Borrower further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower, from responsible companies having and maintaining an A.M. Best rating of "A minus" or better and being in a size category of VI or larger or otherwise acceptable to LGE to insure LGE' interest in such Collateral.

     Section 5.3    Lien Perfection. The Borrower agrees to, and will cause each
                    ---------------
Material Subsidiary to, execute all Uniform Commercial Code financing statements, and amendments and continuation statements thereto, provided for by Applicable Law, together with any and all other instruments, assignments or documents and shall take such other action as may be required to perfect or continue the perfection of LGE's security interest in the Collateral. The Borrower hereby authorizes LGE to execute and file any such financing statement or other instrument or documents on the Borrower's behalf to the extent permitted by Applicable Law.

     Section 5.4    Location of Collateral.
                    ----------------------

     (a) All Collateral will at all times be kept by the Borrower at one or more of the business locations set forth in Schedule 5.4 and shall not, without
                                            ------------
the prior written approval of LGE, be moved therefrom except, prior to an Event of Default sales or other dispositions of assets permitted pursuant to Section
5.9 hereof.

     Section 5.5    Protection of Collateral. All insurance expenses and
                    ------------------------
expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by the Borrower to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Borrower. If the Borrower fails to promptly pay any portion thereof when due, LGE may, at its option, but shall not be required to, make an Advance for such purpose and pay the same directly to the appropriate Person. The Borrower agrees to reimburse LGE promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. All sums so paid or incurred by LGE for any of the foregoing and all reasonable costs and expenses (including attorneys' fees, legal expenses, and court costs) which LGE may incur in enforcing or protecting the Lien on or its rights and interest in the Collateral or any of its rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by the Borrower to LGE with interest at the Default Rate, shall be considered Obligations owing by the Borrower to LGE hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Borrower in or coming into the hands or inuring to the benefit of LGE. LGE shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in LGE's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at the Borrower's sole risk.

     Section 5.6    Further Assurances. The Borrower will promptly cure, or
                    ------------------
cause to be cured, defects in the creation and issuance of the Note and the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by the Borrower or any of the Borrower's Subsidiaries or any employee or officer thereof. The Borrower at its expense will promptly execute and deliver to LGE, or cause to be executed and delivered to LGE, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower in the Loan Documents, including this Agreement, or to correct any errors in the Loan Documents, or to perfect and maintain the validity, priority and effectiveness of the Security Documents and the Liens intended to be created thereby, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be reasonably requested.

     Section 5.7    Broker's Claims. The Borrower hereby indemnifies and agrees
                    ---------------
to hold LGE harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by LGE in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity (other than those engaged by LGE) arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein.

     Section 5.8    Indemnity. The Borrower will indemnify and hold harmless LGE
                    ---------
and each of its employees, representatives, officers and directors from and against any and all claims, liabilities, investigations, losses, damages, actions, and demands by any party against LGE, resulting from any breach or alleged breach by the Borrower of any representation or warranty made hereunder, or otherwise arising out of the Commitment or the making, administration or enforcement of the Loan Documents and the Loans; unless, with respect to any of the above, LGE is finally judicially determined to have acted or failed to act with gross negligence or wilful misconduct. This Section 5.8 shall survive termination of this Agreement.

     Section 5.9    Covenants Under Citicorp Credit Agreement. The Borrower
                    -----------------------------------------
covenants that it shall comply with all covenants set forth in Section 7.1, 7.2, 7.3, 7.7, 7.12 and 7.14 of the Citicorp Credit Agreement as in effect on the date hereof (without giving effect hereafter to changes in the such Citicorp Credit Agreement not consented to in writing by LGE for the purposes of this Agreement) and the Borrower covenants with LGE that such covenants and, to the extent that they apply to such covenants, the definitions and other definitional provisions set forth in such Citicorp Credit Agreement, together with all other sections of such Citicorp Credit Agreement to which reference is made, are incorporated in this Agreement by reference as though specifically set forth herein, and they shall remain in full force and effect with respect to this Agreement and the obligation of the Borrower to comply with the same shall continue notwithstanding the termination of such Citicorp Credit Agreement.

     Section 5.10   Subsidiary Guaranty; Subsidiary Security Agreement and
                    ------------------------------------------------------
Pledge Agreement. The Borrower shall have each Subsidiary that is or becomes a
----------------
Material Subsidiary that is a domestic Subsidiary, execute at the time of its creation (or within thirty (30) days after it becomes a Material Subsidiary) a Supplement to the Subsidiary Guaranty in favor of LGE in the form attached to such Subsidiary Guaranty and a Supplement to the Subsidiary Security Agreement in favor of LGE in the form attached to such Subsidiary Security Agreement, and take all steps required and execute all necessary documents (including UCC-1 financing statements) to perfect the security interest of LGE pursuant to the Subsidiary Security Agreement; and

          If after the date hereof, the Borrower creates, directly or indirectly, a Subsidiary that is a domestic Subsidiary, the Borrower shall execute an amendment to the Pledge Agreement for purposes of pledging the stock of such Subsidiary to LGE pursuant to the terms of the Pledge Agreement, and the Borrower shall and shall cause such Subsidiary to take all steps required and execute all necessary documents (including UCC-1 financing statements) to perfect the security interest of LGE in the Capital Stock of such Subsidiary pursuant to the Pledge Agreement.

     Section 5.11   Payment of Taxes and Claims. The Borrower will pay and
                    ---------------------------
discharge, and will cause each of the Borrower's Subsidiaries to pay and discharge, all taxes, assessments, and governmental charges or levies imposed upon them or upon their respective incomes or profits or upon any properties belonging to them prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of their respective Property; except that, no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale or similar proceeding shall have been commenced and remain unstayed for a period 30 days after such commencement. The Borrower shall timely file and will cause each of the Borrower's Subsidiaries timely to file all information returns required by federal, state or local tax authorities.

                                   ARTICLE 6

                             INFORMATION COVENANTS
                             ---------------------

     So long as the Commitment remains in effect and thereafter until payment in full of all of the Obligations then due and owing, the Borrower will furnish or cause to be furnished to LGE:

     Section 6.1    Financial Statements and Information. (a) Monthly Financial
                    ------------------------------------      -----------------
Statements. Within forty-five (45) days after each fiscal month end that is also
----------
a fiscal quarter end and within thirty (30) days after each other each fiscal month end in each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such fiscal month, and the related statement of income and related statement of cash flows of the Borrower for such fiscal month and for the elapsed portion of the year ended with the last day of such fiscal month, all of which shall be on a consolidated basis with the Borrower's Subsidiaries and certified by the Authorized Signatory of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of the Borrower, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal quarter-end and year-end adjustments.

          (b)  Annual Statements. Within 90 days after the end of each fiscal
               -----------------
year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such year all of which shall be on a consolidated or consolidating basis with the Borrower's Subsidiaries, and the related audited statements of income and retained earnings and related audited statements of cash flows for such year, which financial statements shall set forth in comparative form such figures for the previous fiscal year, and shall be accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, together with a statement of the chief financial officer of the Borrower certifying that no Default or Event of Default, was detected during the examination of the Borrower, and that such accountants have authorized the Borrower to deliver such financial statements and opinion thereon to LGE pursuant to this Agreement.

     Section 6.2    Performance Certificates. At the time the financial
                    ------------------------
statements are furnished pursuant to Section 6.1(a) for the months of March, June, September and December and Section 6.1(b), a certificate of the Chief Financial Officer of the Borrower stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing, and the steps being taken by the Borrower with respect to such Default or Event of Default.

     Section 6.3    Access to Accountants. The Borrower hereby authorizes LGE to
                    ---------------------
communicate directly with the Borrower's independent public accountants and authorizes these accountants to disclose to LGE any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any arrangement letter with respect to its business, financial condition and other affairs. On or before the date hereof, the Borrower shall deliver to its independent public accountants a letter authorizing and instructing them to comply with the provisions of this Section 6.3.

     Section 6.4    Additional Reports. From time to time and promptly upon each
                    ------------------
request the Borrower shall deliver to LGE such data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Borrower or any of the Borrower's Subsidiaries as LGE may reasonably request.

     Section 6.5    Notice of Other Matters.
                    -----------------------

     (a) Within fifteen (15) days of the occurrence of any default on any Indebtedness of any Person owed to the Borrower, which singly or in the aggregate exceeds $2,000,000, the Borrower shall notify LGE of the occurrence thereof; and

     (b)  Promptly following any (i) Default under any Loan Document, or (ii)
                                  -                                       --
default under any other agreement to which the Borrower or any of the Borrower's Subsidiaries is a party or by which any of their respective properties is bound which could reasonably be expected to have a Materially Adverse Effect, then the Borrower shall notify LGE of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto.

                                   ARTICLE 7

                              NEGATIVE COVENANTS
                              ------------------

     So long as the Commitment remains in effect and thereafter until payment in full of all of the Obligations then due and owing:

     Section 7.1    Restricted Subordinated Payments. The Borrower shall not and
                    --------------------------------
shall not permit any of its Subsidiaries to, at any time, directly or indirectly, make, or incur any liability to make, any Restricted Subordinated Payment unless immediately after giving effect to such action no Default or Event of Default shall exist.

     Section 7.2    Minimum EBITDA. The Borrower shall not permit for the fiscal
                    --------------
quarter ended:

                    (a) December 31, 1999, EBITDA for the immediately preceding three (3) month period to be less than ($20,000,000);

                    (b) March 31, 2000, EBITDA for the immediately preceding six
          (6) month period to be less than ($27,000,000);

                    (c) June 30, 2000, EBITDA for the immediately preceding nine
          (9) month period to be less than ($32,000,000); and

                    (d) September 30, 2000, and each fiscal quarter end thereafter, EBITDA for the immediately preceding twelve (12) month period to be less than the amount herein below specified for such period:

          Month End                                         Amount
          ---------                                         ------
          September 30, 2000                                $(34,000,000)
          December 31, 2000                                 $(23,000,000)
          March 31, 2001                                    $(20,000,000)
          June 30, 2001                                     $(15,000,000)
          September 30, 2001                                $( 9,000,000)
          December 31, 2001                                 $  5,000,000
          March 31, 2002                                    $  8,000,000
          June 30, 2002                                     $ 13,000,000
          September 30, 2002                                $ 17,000,000

                                   ARTICLE 8

                                    DEFAULT
                                    -------

     Section 8.1    Events of Default. The occurrence of any one or more of the
                    -----------------
following events, regardless of the reason therefor, shall constitute an immediate and automatic "Event of Default" hereunder:

          (a) the Borrower shall default in the payment of any principal of or premium, if any, on any Loan when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) the Borrower shall default in the payment of any interest on any Loan for more than five Business Days after the same becomes due and payable; or

          (c) The Borrower or any Subsidiary shall default in the performance or observance of any agreement or covenant contained herein or in any other Loan Documents (other than those referred to in paragraphs (a) and (b) of this Section) and such default is not remedied within 30 days after the Borrower receiving written notice of such default from LGE; or

          (d)       (i) The agent or the required lender(s) shall accelerate
                     -
repayment of any obligation under the Citicorp Credit Agreement or commence any action or proceeding to collect any amount due thereunder or exercise or enforce any right or remedy against any collateral securing the Citicorp Credit Agreement, or the Citicorp Credit Agreement shall otherwise be terminated; (ii)
                                                                            --
there shall occur any default (after the expiration or any applicable cure period) under any indenture, agreement or instrument evidencing Indebtedness (other than the Citicorp Credit Agreement) of the Borrower or any of the Borrower's Subsidiaries in an aggregate principal amount exceeding $5,000,000; or

          (e)       The Borrower or any Material Subsidiary (i) is generally not
                                                             -
paying, or admits in writing its inability to pay, its debts as they become due,
(ii) files, or consents by answer or otherwise to the filing against it of, a
 --
petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes
                                                                      ---
an assignment for the benefit of its creditors, (iv) consents to the appointment
                                                 --
of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is
                                                                        -
adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for
                                                  --
the purpose of any of the foregoing; or

          (f) A court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Borrower or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower or any of its Material Subsidiaries, or any such petition shall be filed against the Borrower or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or

          (g) All or any portion of any Security Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by the Borrower or any of its Subsidiaries, or by any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any of its Subsidiaries shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document; or

          (h) Any representation or warranty made in writing by or on behalf of the Borrower or any Material Subsidiary or by any officer of the Borrower or any Material Subsidiary in this Agreement or any other Loan Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made or deemed made; or

          (i) A final judgment (other than a money judgment fully covered by insurance as to which the insurance company has acknowledged coverage) shall be entered after the date hereof by any court against any of the Borrower or any of the Borrower's Subsidiaries for the payment of money which exceeds $1,000,000, or a warrant of attachment or execution or similar process shall be issued or levied after the date hereof against property of any of the Borrower or any of the Borrower's Subsidiaries pursuant to a final judgment which, together with all other such property of the Borrower and the Borrower's Subsidiaries subject to other such process, exceeds in value $1,000,000 in the aggregate, and if, within sixty (60) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged; or

          (j) There shall occur any event or occurrence which, singly or when aggregated with other events or occurrences, has a Materially Adverse Effect; or

          (k) Any material HDTV Patent, any material HDTV License Agreement or any of the Borrower's right, title or interest in and to such HDTV Patent or HDTV License Agreement, shall become invalid or shall be terminated or shall otherwise no longer be enforceable by or for the benefit of the Borrower.

          Section 8.2    Remedies. (a) If an Event of Default with respect to
                         --------
the Borrower described in clause (e) or (f) of Section 8.1 (other than an Event of Default described in subclause (i) of clause (e) or described in subclause
(vi) of clause (e) by virtue of the fact that such clause encompasses subclause
(i) of paragraph (e)) has occurred, (i) the Commitment shall terminate, (ii) the
                                     -                                   --
principal of and interest on the Loans and the Note and all other Obligations shall be due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding, or both, and/or (iii) LGE may exercise
                                                           ---
all rights and remedies allowed under the Loan Documents and applicable laws of the United States and any state thereof, including but not limited to the Uniform Commercial Code.

          (b) If any other Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement and the Loan Documents, the holder(s) of at least 25% of the Loans outstanding under this Agreement (or if no Loans are outstanding, the holders of at least 25% of the Commitment) may (i) terminate the Commitments,
                                                -
(ii) declare the principal of and interest on the Loans and the Note and all
 --
other Obligations to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding, or both, and/or (iii) exercise all rights and remedies allowed under the Loan
              ---
Documents and applicable laws of the United States and any state thereof, including but not limited to the Uniform Commercial Code.

          (c) The rights and remedies of LGE hereunder shall be cumulative, and not exclusive.

                                   ARTICLE 9

                                 MISCELLANEOUS
                                 -------------

          Section 9.1    Notices.
                         -------

          (a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, post-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out by telex or telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 9.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

          (i)       If to the Borrower, to it at:

                         Zenith Electronics Corporation
                         1000 Milwaukee Avenue
                         Glenview, Illinois 60025
                         Attn: Treasurer
                         Telecopy No.: (847) 391-8876

                    with copies to (which copies shall only be required to be sent in connection with a notice under Article 8 hereof):

                         Zenith Electronics Corporation
                         1000 Milwaukee Avenue
                         Glenview, Illinois 60025
                         Attn: General Counsel
                         Telecopy No.: (847) 391-8584

                    and

                         Kirkland & Ellis
                         200 East Randolph Drive
                         Chicago, IL 60601
                         Attn: James H.M. Sprayregen, Esq.
                         Telecopy No.: (312) 861-2200

          (ii)      If to LGE, to it at:

                         LG Electronics Inc.
                         LG Twin Towers
                         20, Yoido-dong
                         Youngdungpo-gu
                         Seoul, Korea 150-721
                         Telecopy No.: 011-82-2-3777-5303
                         Telephone No.: 011-82-2-3777-3073
                         Attention: Finance Team

                    and to:

                         LG Electronics Inc.
                         6133 North River Road
                         Rosemont, IL 60018
                         Telecopy No.: 847-692-3576
                         Telephone No.: 847-692-4630
                         Attention: Nam K. Woo

                    with a copy to (which copy shall only be required to be sent in connection with a notice under Article 8 hereof):

                         Debevoise & Plimpton
                         875 Third Avenue
                         New York, New York 10022
                         Attn: Richard F. Hahn, Esq.
                         Telecopy No.: (212) 909-6836

          (b) Any party hereto may change the address to which notices shall be directed under this Section 9.1 by giving ten (10) days' written notice of such change to the other parties.

          Section 9.2    Expenses. The Borrower agrees to promptly pay:
                         --------

          (a) All reasonable out-of-pocket expenses of LGE in connection with the administration of the transactions contemplated in this Agreement or the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by LGE relating to this Agreement or the other Loan Documents, including, but not limited to, the reasonable fees and disbursements of counsel for LGE;

          (b) All reasonable out-of-pocket costs and expenses of LGE in connection with any restructuring, refinancing, or "work out" of the transactions contemplated by this Agreement, and of obtaining performance under this Agreement or the other Loan Documents, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Loans, which in each case shall include fees and out-of-pocket expenses of counsel for LGE, and the fees and out-of-pocket expenses of any experts, agents, or consultants of LGE; and

          (c) All stamp, documentary or intangible taxes, excise or property taxes, similar assessments, general or special, and other like charges levied on, or assessed, placed or made against any of the Collateral, the Notes or the Obligations.

          Section 9.3    Waivers. The rights and remedies of LGE under this
                         -------
Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by LGE in exercising any right shall operate as a waiver of such right. LGE expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event LGE decides to fund a request for an Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by LGE shall not be deemed to constitute an undertaking by LGE to fund any further requests for Advances or preclude LGE from exercising any rights available to LGE under the Loan Documents or at law or equity. Any waiver or indulgence granted by LGE shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by LGE at variance with the terms of the Agreement such as to require further notice by LGE of LGE's intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of LGE, in its discretion, to exercise any rights available to it under this Agreement or under any other agreement, whether or not LGE is party, relating to the Borrower.

          Section 9.4    Assignment.
                         ----------

          (a) The Borrower may not assign or transfer any of its rights or obligations hereunder, under the Note or under any other Loan Document without the prior written consent of LGE.

          (b) LGE may not assign or transfer any of its rights or obligations hereunder, under the Note or under any other Loan Document without the prior written consent of Borrower, provided that LGE may assign or transfer any of its rights or obligations hereunder, under the Note or under any other Loan Document to any of its Affiliates.

          (c) Except as specifically set forth in Section 9.4(b) hereof, nothing in this Agreement or the Note, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or the Note.

          Section 9.5    Counterparts. This Agreement may be executed in any
                         ------------
number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

          Section 9.6    Governing Law. This Agreement shall be construed in
                         -------------
accordance with and governed by the laws of the State of New York.

          Section 9.7    Severability. Any provision of this Agreement which is
                         ------------
prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 9.8    Headings.  Headings used in this Agreement are for
                         --------
convenience only and shall not be used in connection with the interpretation of any provision hereof.

          Section 9.9    Entire Agreement. Except as otherwise expressly
                         ----------------
provided herein, this Agreement and the other documents described or contemplated herein embody the entire Agreement and understanding among the parties hereto and thereto and supersede all prior agreements (including the commitment letter which has previously been delivered), understandings, and conversations relating to the subject matter hereof and thereof and may not be modified, altered or amended except by an agreement in writing in accordance with Section 9.10 hereof.

          Section 9.10   Amendments and Waivers. Neither this Agreement nor any
                         ----------------------
term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by LGE, any assignee of LGE's interest hereunder and, in the case of an amendment, also by the Borrower,

          Section 9.11   Other Relationships. No relationship created hereunder
                         -------------------
or under any other Loan Document shall in any way affect the ability of LGE to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

          Section 9.12   Successors and Assigns. This Agreement, the other Loan
                         ----------------------
Documents, and all security interests or Liens created hereby or pursuant to any other Loan Documents shall be binding upon Borrower. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, LGE and its successors, assigns, transferees and endorsees in compliance with the terms of this Agreement.

          Section 9.13   Subordination Agreement. Certain rights of LGE
                         -----------------------
hereunder may be subject to the prior rights of the lenders under the Citicorp Credit Agreement as more fully set forth in that certain Subordination Agreement, of even date herewith, among LGE, the Borrower and Citicorp North America, Inc., as agent.

          Section 9.14   Waiver of Jury Trial. THE BORROWER AND LGE TO THE
                         --------------------
EXTENT PERMITTED BY APPLICABLE LAW WAIVE, AND OTHERWISE AGREE NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH THE BORROWER, LGE, OR ANY OF LGE'S SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENTS.

                 [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                              ZENITH ELECTRONICS CORPORATION

                              By ________________________
                                Name:
                                Title:

                              LG ELECTRONICS INC.

                              By ________________________
                                Name:
                                Title:

                                                                         Annex A
                                                                         -------

                                  DEFINITIONS
                                  -----------

For the purposes of this Agreement:

     "Advance" or "Advances" shall mean amounts of the Loans advanced by LGE to
      -------      --------
the Borrower pursuant to Section 2.2 hereof on the occasion of any borrowing.

     "Affiliate" shall mean any Person directly or indirectly controlling,
      ---------
controlled by, or under common control with the Borrower, and any Person who is a director or officer of the Borrower. For purposes of this definition, "control", when used with respect to any Person, includes, without limitation, the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding voting securities or voting equity of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Aggregate Amount of All Advances" shall mean, as of any particular time,
      --------------------------------
the aggregate principal amount of all Advances made hereunder.

     "Agreement" shall have the meaning specified in the Introduction hereto.
      ---------

     "Agreement Date" shall mean the date as of which this Agreement is dated.
      --------------

     "Applicable Law" shall mean, in respect of any Person, all provisions of
      --------------
constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Person, and all final orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

     "Authorized Signatory" shall mean such senior personnel of the Borrower as
      --------------------
may be duly authorized and designated in writing by the Borrower to execute documents, agreements, and instruments on behalf of the Borrower.

     "Available Commitment" shall mean, as of any particular time, (a) the
      --------------------
amount of the Commitment minus (b) the Aggregate Amount of All Advances.
                         -----

     "Bankruptcy Code" shall mean the United States Bankruptcy Code (11 U.S.C.
      ---------------
Section 101 et seq.), as now or hereafter amended, and any successor statute.
            -------

     "Borrower" shall have the meaning specified in the Introductory paragraph
      --------
hereto.

     "Business Day" shall mean any day excluding Saturday, Sunday and any day
      ------------
which is a legal holiday under the laws of the State of Illinois or the Republic of Korea or is a day on which banking institutions located in either of such jurisdictions are closed.

     "Capital Expenditures" shall mean, for any period, on a consolidated basis
      --------------------
for the Borrower and the Borrower's Subsidiaries, the aggregate of all expenditures made by the Borrower or any of the Borrower's Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Borrower or any of the Borrower's Subsidiaries, including Capitalized Lease Obligations.

     "Capital Stock" shall mean, as applied to any Person, any capital stock of
      -------------
such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

     "Capitalized Lease Obligation" shall mean that portion of any obligation of
      ----------------------------
a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

     "Citicorp Credit Agreement" shall have the meaning set forth in the
      -------------------------
recitals hereto.

     "Citicorp Loan Documents" shall mean the Citicorp Credit Agreement and all
      -----------------------
other documents, instruments, certificates, and agreements executed or delivered in connection with or contemplated by such Citicorp Credit Agreement.

     "Collateral" shall mean all Property and interests in Property now owned or
      ----------
hereafter acquired by the Borrower or any other Person upon which a Lien is granted under any of the Loan Documents.

     "Commitment" shall mean the obligation of LGE to make Advances of Loans to
      ----------
the Borrower on or after the Agreement Date pursuant to the terms hereof, the maximum aggregate amount of which shall be $60,000,000 as reduced from time to time pursuant to Section 2.5 hereof.

     "Commitment Termination Date" shall mean the earliest of:
      ---------------------------

          (i) June 15, 2000, or such later date as specified by LGE in its sole discretion;

          (ii) the date that LGE elects pursuant to Section 8.2 to terminate Borrower's right to receive Loans; and

          (iii) the date of prepayment in full by Borrower of the Obligations in accordance with the provisions of Section 2.4 or 2.5.

     "Consolidated EBITDA" means, for any period, the sum of:
      -------------------


          (i) the net income (or net loss) of the Borrower and its consolidated Subsidiaries (determined in accordance with GAAP) for such period, without giving effect to any GAAP extraordinary gains or losses and without deduction for Restructuring and Reorganization Charges (as such term is defined in the Restructuring Agreement); plus (or minus)

          (ii) to the extent that any of the items referred to in any of clauses (A) though (D) below were deducted (or added) in calculating such net income:

                    (A) interest expense for such period;

                    (B) federal, state or local income tax expense with respect to operations for such period;

                    (C) the amount of all depreciation and amortization and other non-cash charges for such period; and

                    (D) non-cash gains or losses from the sale or disposal of property (other than inventory).

     "Default" shall mean any Event of Default, and any of the events specified
      -------
in Section 8.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

     "Default Rate" shall mean a simple per annum interest rate equal to the sum
      ------------
of (i) the LIBOR Rate, plus (ii) the Interest Rate Margin plus (iii) two percent
    -                  ----  --                           ----  ---
(2%).

     "Dollars" shall mean legal tender of the United States of America.
      -------

     "EBITDA" shall mean, with respect to the Borrower on a consolidated basis
      ------
for any period, the Net Income for such period plus (a) without duplication and
                                                     -
to the extent reflected as charges in the statement of Net Income for such period, the sum of (i) federal, state or local income tax expense with respect
                    -
to operations for such period, (ii) Interest Expense, (iii) depreciation and
                                --                     ---
amortization expense, and (iv) gains from the sale or disposal of property
                           --
(other than Inventory) and gains from the early extinguishment of debt, and minus (b) without duplication, all losses from the sale or disposal of property
       -
(other than Inventory).

     "Event of Default" shall mean any of the events specified in Section 8.1
      ----------------
hereof, provided that any requirement for notice or lapse of time, or both, has been satisfied.

     "Excess Cash" shall mean with respect to any fiscal year of the Borrower,
      -----------
an amount equal to the sum of:

          (i)       the Borrower's Consolidated EBITDA, plus
                                                        ----

          (ii) all other cash inflows not otherwise included in net income (as determined in accordance with GAAP) (other than revolving credit advances pursuant to the Citicorp Credit Agreement or this Agreement and equity contributions to the capital of the Subsidiaries of the Borrower) plus
     ----

          (iii) extraordinary cash gains of the Borrower and its consolidated Subsidiaries, minus
                                -----

          (iv) cash payments for Capital Expenditures in such period not funded by the incurrence of Indebtedness or through equity contributions to the capital of the Borrower and its consolidated Subsidiaries and, without duplication, cash payments made by the Borrower and its Subsidiaries during such period with respect to any Capitalized Lease Obligations, minus
                                                                    -----

          (v) income tax liabilities for such fiscal year of the Borrower and its consolidated Subsidiaries, minus
                                        -----

          (vi) cash interest paid and principal paid on Indebtedness of the Borrower and its consolidated Subsidiaries (including repayments of principal on the revolving credit facility under the Citicorp Credit Agreement and this Agreement only to the extent of any permanent reduction of commitments thereunder), but excluding payments of principal and interest of Indebtedness funded through equity contributions to the capital of the Borrower, minus
                      -----

          (vii) extraordinary cash losses of the Borrower and its consolidated Subsidiaries,

all for the respective fiscal year. The amount of Excess Cash so determined shall be adjusted as necessary to avoid a double addition or double subtraction on account of a single item or transaction.

     "Excess Cash Residual" shall mean with respect to any fiscal year of the
      --------------------
Borrower, an amount equal to Excess Cash less the amount of the mandatory prepayment of the Floating Rate Note from such Excess Cash specified in such Floating Rate Note.

     "Foreign Exchange Agreement" shall mean a foreign currency hedging product
      --------------------------
agreement providing foreign currency exchange protection.

     "Floating Rate Note" shall mean the Floating Rate Notes issued by the
      ------------------
Borrower to LGE pursuant to the Restructuring Agreement in the aggregate principal amount of $165,717,674.73, (together with any other notes issued in substitution therefore).

     "GAAP" shall mean, as in effect from time to time, United States generally
      ----
accepted accounting principles consistently applied.

     "Governmental Authority" shall mean any nation or government, any state or
      ----------------------
other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining government.

     "Guaranty" or "guaranteed," as applied to an obligation (each a "primary
      --------      -----------
obligation"), shall mean and include:

          (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation; and

          (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, (i) any
                                                                -
reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and (ii) any obligation of any Person, whether or
                                    --
not contingent:

                    (w) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor;

                    (x) to advance or supply funds (1) for the purchase or
                                                    -
          payment of such primary obligation or (2) to maintain working capital,
                                                 -
          equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person;

                    (y) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof; or

                    (x) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.

     "HDTV License Agreements" shall mean all agreements, whether now or
      -----------------------
hereafter in existence, between the Borrower, as licensor, and any other Person, as licensee, pursuant to which the Borrower grants to such Person any license or other right in connection with any HDTV Patent.

     "HDTV Patents" shall mean all of the Borrower's United States patents and
      ------------
patent applications for digital vestigial side bank technology or relating to and used in connection with the high definition television technology of the Borrower or digital television technology of the Borrower, including, without limitation, those listed on Schedule A hereto, together with all applications, reissues, divisions, continuations, continuations-in-part, revisions, extensions, renewals and reexaminations relating thereto.

     "Immaterial Subsidiary" shall mean any domestic or foreign Subsidiary of
      ---------------------
the Borrower, now existing or hereafter created, which owns assets (including stock but excluding intercompany receivables) having an aggregate book value not exceeding $750,000, and which is not material to the conduct of the Borrower's business operations.

     "Indebtedness" shall mean, with respect to the Borrower and the Borrower's
      ------------
Subsidiaries:

          (a) any obligation for borrowed money;

          (b) any obligation evidenced by bonds, debentures, notes or other similar instruments;

          (c) any obligation to pay the deferred purchase price of property or for services (other than in the ordinary course of business);

          (d) any Capitalized Lease Obligation;

          (e) any obligation or liability of others secured by a Lien on property owned by the Borrower or such Subsidiary, whether or not such obligation or liability is assumed;

          (f) any obligation under any Interest Hedge Agreement or Foreign Exchange Agreement;

          (g) any Guaranty (except items of shareholders' equity or Capital Stock or surplus or general contingency or deferred tax reserves); and

          (h) any letter of credit issued for the account of the Borrower or such Subsidiary.

     "Intellectual Property" shall mean, with respect to any Person,
      ---------------------
collectively, such Person's Patent Property and Trademark Property.

     "Intellectual Property Security Agreements" shall mean, collectively, that
      -----------------------------------------
(a) certain Patent Collateral Assignment and Security Agreement dated as of even date herewith between the

Borrower and LGE, and (b) certain Trademark Collateral Security Agreement dated as of even date herewith between the Borrower and LGE, and shall include any supplement to any of the foregoing.

     "Interest Expense" shall mean, for any period, interest expense of the
      ----------------
Borrower and the Borrower's Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Interest Hedge Agreements" shall mean the obligations of any Person
      -------------------------
pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Interest Rate Margin" shall mean six and one-half percent (6.5%).
      --------------------

     "Inventory" shall mean all goods, merchandise and other personal property
      ---------
owned and held for sale, and all raw materials, work or goods in process, materials and supplies of every nature which contribute to the finished products of the Borrower and any of the Borrower's Subsidiaries in the ordinary course of its business, whether now owned or hereafter acquired by the Borrower and any of the Borrower's Subsidiaries.

     "LIBOR Rate" shall mean
      ----------

          (i) for interest accruing on or before December 1, 1999, the interest rate which is determined by LGE in its sole discretion to be the arithmetic mean of the rates per annum (rounded upwards, if necessary, to the nearest 1/16%) quoted on the Screen 3750 (or such other screen as may display London interbank offered rates of major banks for U.S. dollar deposits) on the Telerate System (or if such quote is unavailable on the relevant date, the rate quoted by a reference bank in London selected by
     LGE) for a three month period at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the date hereof; and

          (ii) for interest accruing on or after December 2, 1999 the interest rate which is determined on the first Business Day of each three month period from December 2, 1999 (each such consecutive period a "Quarter") by LGE in its sole discretion to be the arithmetic mean of the
      -------
     rates per annum (rounded upwards, if necessary, to the nearest 1/16%) quoted on the Screen 3750 at approximately 11:00 a.m. (London time) on such Business Day (or such other screen as may display London interbank offered rates of major banks for U.S. dollar deposits) on the Telerate System (or if such quote is unavailable on the relevant date, the rate quoted by a reference bank in London selected by LGE) for a three month period, such rate calculated as of the first Business Day of each

     Quarter to be in effect for purposes of interest accrual from the first calendar day of such Quarter through the last calendar day of such Quarter.

     "Lien" shall mean, with respect to any property, any mortgage, lien,
      ----
pledge, negative pledge agreement, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

     "Loan Documents" shall mean this Agreement, the Note, the Security
      --------------
Documents, and all other documents, instruments, certificates, and agreements executed or delivered in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from the Borrower's Material Subsidiaries to LGE.

     "Loans" shall mean, collectively, the amounts advanced by LGE to the
      -----
Borrower under the Commitment, not to exceed the amount of the Commitment, and evidenced by the Note.

     "Material Subsidiaries" shall mean each of:
      ---------------------

          (i) Zenith Electronics Corporation of Texas, a Texas corporation;

          (ii) Zenith Video Tech Corporation-Florida, a Delaware corporation;

          (iii)     Zenith Video Tech Corporation, a Delaware corporation; and

          (iv) any other domestic Subsidiary of the Borrower, now or hereafter created, which owns assets (including stock but excluding intercompany receivables) having an aggregate book value in excess of $750,000, provided, however, Zenith
                                                 --------  -------
                    Electronics Corporation of Arizona shall not be deemed to be a "Material Subsidiary" unless it owns assets (including stock but excluding intercompany receivables) having an aggregate book value in excess of $1,500,000.

     "Materially Adverse Effect" shall mean any materially adverse effect (a)
      -------------------------                                            -
upon the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Borrower, or (b) upon the ability of the Borrower
                                           -
to perform under this Agreement or any other Loan Document by the Borrower, or
(c) upon the rights, benefits or interests of LGE in or to this Agreement, any
 -
other Loan Document or the Collateral, in each case, resulting from any act, omission, situation, status, event, or undertaking, either singly or taken together.

     "Maturity Date" shall mean December 1, 2002.
      -------------

     "Mortgage" shall mean that certain Mortgage, Assignment of Leases and Rents
      --------
and Security Agreement, dated as of even date herewith, by and among the Borrower and LGE, to be recorded in Cook County, Illinois.

     "Necessary Authorizations" shall mean all material authorizations,
      ------------------------
consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower.

     "Net Income" shall mean, for any period, the consolidated net income (or
      ----------
deficit) of the Borrower and the Borrower's Subsidiaries for such period, determined in accordance with GAAP.

     "Note" shall mean that certain promissory note of even date in the
      ----
principal amount of $60,000,000, issued by the Borrower to LGE and substantially in the form of Exhibit A attached hereto, and any extensions, renewals or
               ---------
amendments to, or replacements of, the foregoing.

     "Obligations" shall mean (a) all payment and performance obligations of the
      -----------              -
Borrower to LGE under this Agreement and the other Loan Documents, as they may be amended from time to time, or as a result of making the Loans (including, without limitation, interest and expenses that, but for the provisions of the Bankruptcy Code, would have accrued) and (b) any obligation to pay an amount
                                          -
equal to the amount of any and all damages which LGE may suffer by reason of a breach by the Borrower of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.

     "Patent Property" shall mean, with respect to any Person:
      ---------------

          (i) all of such Person's patents (including, with respect to the Borrower, the HDTV Patents), patent applications (including, without limitation, all patents and patent applications in preparation for filing) and patent disclosures throughout the world, including without limitation, with respect to the Borrower, each patent and patent application referred to in Part A-1 of Schedule 4.1(g);
           --------    ---------------

          (ii) all reissues, divisions, continuations, continuations-in-part, revisions, extensions, renewals and reexaminations of any of the items described in clause (a) of this definition; and
                        ----------

          (iii) all patent licenses of such Person (whether as licensee or licensor), including, with respect to the Borrower, each patent license referred to in Part A-2 of Schedule 4.1(g).
                    --------    ---------------

     "Permitted Liens" shall mean the following encumbrances and claims:
      ---------------

          (a) Liens for taxes, assessments, judgments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement;

          (b) deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (c) Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (d) Liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance or other types of social security benefits;

          (e) easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

          (f) any attachment or judgment Liens securing the payment of money to the extent such attachment or judgment Lien does not constitute an Event of Default under Section 8.1(i);

          (g) Liens securing the obligations of the Borrower under the Citicorp Credit Agreement and Liens on the PIK Specified Assets securing the obligations of the Borrower under the Floating Rate Note;

          (h) purchase money security interests provided that such Lien attaches only to the asset so purchased by the Borrower and secures only Indebtedness incurred by the Borrower in order to purchase such asset, but only to the extent permitted by Section 7.1(c)(i) of the Citicorp Credit Agreement;

          (i) notice filings in connection with Capitalized Lease Obligations permitted by Section 7.10 of the Citicorp Credit Agreement;

          (j) Liens in favor of LGE under the Loan Documents;

          (k) landlord liens; and

          (l) such other Liens as from time to time may be approved in writing by LGE;

provided that the Liens permitted by clauses (c) and (d) above shall not
--------
materially impair the business or operations of the Borrower and the Indebtedness secured by such Liens shall not exceed $1,000,000 in the aggregate.

     "Person" shall mean an individual, corporation, partnership, trust, joint
      ------
stock company, limited liability company, unincorporated organization, or a government or any agency or political subdivision thereof.

     "PIK Specified Assets" shall mean any of the Specified Assets (as such term
      --------------------
is defined in the Floating Rate Note).

     "Pledge Agreement" shall mean that certain Pledge Agreement, dated as of
      ----------------
even date herewith, executed by the Borrower in favor of LGE, substantially in the form of Exhibit B hereto, pursuant to which the Borrower pledged to LGE, for its benefit, all of the Borrower's right, title and interest in and to the Capital Stock of its domestic Subsidiaries, and including any supplement thereto executed in accordance with Section 5.10 hereof, as the same may be amended, supplemented or modified from time to time.

     "Property" shall mean any real property or personal property, plant,
      --------
building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Borrower or any of the Borrower's Subsidiaries (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

     "Restricted Subordinated Payment" shall mean any payment, repayment,
      -------------------------------
redemption, retirement, repurchase or other acquisition, direct or indirect, by the Borrower or any of its Subsidiaries of, on account of, or in respect of, the principal of any Subordinated Debt (or any instalment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred).

     "Restructuring Agreement" shall mean the Amended and Restated Restructuring
      -----------------------
Agreement, dated as of June 14, 1999, between the Borrower and LGE, as amended by the First Amendment to the Amended and Restated Restructuring Agreement, dated as of September 15, 1999.

     "Security Agreement" shall mean that certain Security Agreement, dated as
      ------------------
of even date herewith, between the Borrower and LGE, substantially in the form of Exhibit C attached hereto, as the same may be amended or modified from time
   ---------
to time hereafter.

     "Security Documents" shall mean, collectively, the Security Agreement, the
      ------------------
Pledge Agreement, the Intellectual Property Security Agreements, the Subsidiary Guaranty, the Subsidiary Security Agreement, the Mortgage, all UCC-1 financing statements and any other document, instrument, agreement or order granting Collateral for the Obligations, as the same may be amended or modified from time to time.

     "Specified Assets" shall mean the HDTV Patents, all HDTV License Agreements
      ----------------
and the proceeds thereof.

     "Subordinated Debt" means any Indebtedness that is in any manner
      -----------------
subordinated in right of payment in any respect to the Obligations.

     "Subsidiary" shall mean, as applied to any Person, (a) any corporation of
      ----------                                         -
which fifty percent (50%) or more of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and
(b) any other entity which is controlled or capable of being controlled by such
 -
Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

     "Subsidiary Guaranty" shall mean that certain Guaranty Agreement executed
      -------------------
by each Material Subsidiary, dated as of even date herewith, in the form of Exhibit D attached hereto, and shall include any supplement to the Guaranty
---------
Agreement executed in accordance with Section 5.10 hereof, as the same may be modified, amended or supplemented from time to time.

     "Subsidiary Security Agreement" shall mean that certain Subsidiary Security
      -----------------------------
Agreement executed by and among each Material Subsidiary and LGE, dated as of even date herewith, substantially in the form of Exhibit E attached hereto, and
                                                 ---------
shall include any supplement thereto executed in accordance with Section 5.10 hereof, as the same may be supplemented, modified or amended from time to time.

     "Termination Date" shall mean the earliest of:
      ----------------

          (i)       the Maturity Date;

          (ii) the date that LGE elects pursuant to Section 8.2 to terminate Borrower's right to receive Loans; and

          (iii) the date of prepayment in full by Borrower of the Obligations in accordance with the provisions of Section 2.4 and 2.5.

     "Trademark" shall have the meaning ascribed to that term in the definition
      ---------
of Trademark Property.

     "Trademark Property" shall mean, with respect to any Person:
      ------------------

     (a) all of such Person's trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, trade dress other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a "Trademark"), now
                        ----------                              ---------
existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, whether or not registered, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including, with respect to the Borrower, those referred to in Part B-1
                                                                       --------
of Schedule 4.1(o);
   ---------------

     (b) all reissues, extensions, renewals, translations, adaptations, derivations and combinations of any of the items described in clause (a) of this
                                                              ----------
definition;

     (c) all Trademark licenses and other agreements providing such Person with the right to use any of the types of items referred to in clauses (a) and (b) of
                                                          -----------     ---
this definition, including, with respect to the Borrower, each Trademark license referred to in Part B-2 of Schedule 4.1(g);
               --------    ---------------

     (d) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b) of this definition;
                                      -----------     ---

     (e) the right to sue third parties for past, present and future infringements of any Trademark property described in clauses (a) or (b) of this
                                                     -----------    ---
definition and, to the extent applicable in clause (c) of this definition; and
                                            ----------

     (f) all proceeds of, and rights associated with, the foregoing, including any claim by such Person against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or (to the extent applicable and if permitted by Applicable Law) Trademark license, referred to in clause (c) of this definition, or for any injury to the goodwill
               ----------
associated with the use of any such Trademark or for breach or enforcement of any Trademark license, and all rights corresponding thereto throughout the world.

     "Wholly-Owned Subsidiary" shall mean any direct or indirect Subsidiary of a
      -----------------------
Person where such Person's ownership of such Subsidiary is through ownership of 100% of all issued and outstanding Capital Stock (or other ownership interests, but excluding any directors qualifying shares) and warrants, options or rights to purchase Capital Stock (or other ownership interests) at all levels.

                                                                       Exhibit A

                            Form of Promissory Note
                        Zenith Electronics Corporation

$60,000,000                                                               [Date]

          FOR VALUE RECEIVED, the undersigned, Zenith Electronics Corporation, a corporation organized and existing under the laws of the State of Delaware (the Borrower"), hereby promises to pay to the order of LG Electronics Inc. (hereinafter, together with its successors and assigns (the "Lender"), in immediately available funds, the principal sum of SIXTY MILLION DOLLARS, or, if less, so much thereof as may from time to time to be outstanding as Loans by the Lender to the Borrower hereunder, on December 1, 2002, with interest at the rates from time to time applicable as set forth in the $60,000,000 Credit Agreement (referred to below) on the unpaid balance thereof, from the date hereof, payable quarterly, on the 1st day of March, June, September and December in each year, commencing with the December 1 next succeeding the date hereof, until the principal hereof shall have become due and payable, and, to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal or any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the Lender, on demand), at the Default Rate.

          In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed under Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law. Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the place set forth in the $60,000,000 Credit Agreement (referred to below).

          This Note is issued pursuant to the $60,000,000 Credit Agreement, dated as of November [__], 1999, between the Borrower and the Lender, as amended, modified or supplemented from time to time (the "$60,000,000 Credit Agreement"), and is entitled to the benefits thereof. All capitalized terms used herein without definition have the respective meanings ascribed thereto in the $60,000,000 Credit Agreement.

          The Company will make required prepayments of principal on the dates and in the amounts specified in the $60,000,000 Credit Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the $60,000,000 Credit Agreement.

          If an Event of Default, as defined in the $60,000,000 Credit Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the $60,000,000 Credit Agreement.

          All parties now or hereafter liable with respect to the Note, whether the Borrower, any guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.

          This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.


                                             ZENITH ELECTRONICS CORPORATION

                                             By ___________________________
                                                Name:
                                                Title:

                                       2